Exhibit 99.1

Tribune Media Company Reports Fourth Quarter and Full-Year 2016 Results

NEW YORK, March 1, 2017 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months and year ended December 31, 2016.

FOURTH QUARTER AND FULL-YEAR 2016 FINANCIAL HIGHLIGHTS (compared to the prior year period)

•	In January 2017, the Company completed the sale of substantially all of its Digital and Data business to Nielsen. The historical results of operations for the businesses included in the sale are reported as discontinued operations for all periods presented. All references made to financial data in this release are to Tribune Media Company’s continuing operations.

•	Consolidated operating revenues increased 11% to $529.6 million for the fourth quarter and increased 8% to $1,947.9 million for the full year

•	Consolidated operating profit increased 129% to $113.2 million for the fourth quarter and increased 261% to $433.6 million for the full year

•	Consolidated Adjusted EBITDA increased 38% to $181.5 million for the fourth quarter and increased 21% to $531.1 million for the full year

•	Total Television and Entertainment net advertising revenues (which includes political and digital revenues) increased 10% to $384.6 million for the fourth quarter and increased 5% to $1,374.6 million for the full year

•	Retransmission revenue increased 20% to $89.2 million for the fourth quarter and increased 18% to $334.7 million for the full year

•	Carriage fee revenue increased 35% to $30.7 million for the fourth quarter and increased 42% to $121.0 million for the full year

•	Digital ad revenue increased 7% to $18.9 million for the fourth quarter and increased 12% to $66.6 million for the full year

“Bolstered by record fourth quarter revenues, Tribune Media’s financial results for 2016 were very strong,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer. “Consolidated revenues grew 8% and consolidated Adjusted EBITDA was up 21% over last year, driven by strong political advertising revenue and solid growth in retransmission and carriage fee revenues. These results are a clear demonstration that our operational strategies continue delivering value for our shareholders. In addition, last year’s monetization of real estate assets for more than $500 million and the recent sale of Gracenote enables Tribune Media to be a more focused television company, uniquely positioned to take advantage of the opportunities presented by a rapidly changing media environment.”

FOURTH QUARTER AND FULL-YEAR 2016 RESULTS

Discontinued Operations

On December 19, 2016, the Company entered into an agreement with Nielsen to sell equity interests in substantially all of the Digital and Data business for $560 million in cash, subject to certain purchase price adjustments. The Company completed the sale on January 31, 2017 and received gross proceeds of $581 million. The historical results of operations for the businesses included in the sale are reported as discontinued operations for all periods presented. Accordingly, all references made to financial data in this release are to Tribune Media Company’s continuing operations.

Consolidated

Consolidated operating revenues for the fourth quarter of 2016 were $529.6 million compared to $478.0 million in the fourth quarter of 2015, representing an increase of $51.6 million, or 11%. The increase was primarily driven by higher political advertising, retransmission, carriage fee and digital advertising revenues, partially offset by a decrease in core advertising revenues and real estate revenues as a result of the sales of certain properties in 2016.

For the full year 2016, consolidated operating revenues were $1,947.9 million compared to $1,802.0 million for the full year 2015, representing an increase of $146.0 million, or 8%.

Consolidated operating profit was $113.2 million for the fourth quarter of 2016 compared to a consolidated operating loss of $396.9 million for the fourth quarter of 2015. The Company recorded non-cash impairment charges of $3 million related to other intangible assets in the fourth quarter of 2016 and $385 million related to goodwill and other intangible assets in the fourth quarter of 2015. Consolidated operating profit before impairments of goodwill and other intangible assets in the fourth quarter of 2016 was $116.6 million compared to an operating loss of $11.9 million in the fourth quarter of 2015, representing an increase of $128.5 million. The increase was primarily due to higher political revenues and the absence of a $73.8 million program impairment charge related to the write down of the acquired syndicated programming Person of Interest and Elementary at WGN America recorded in the fourth quarter of 2015.

For the full year 2016, consolidated operating profit was $433.6 million compared to a consolidated operating loss of $269.3 million in the full year 2015. Consolidated operating profit before impairments of goodwill and other intangible assets was $437.0 million in 2016 compared to $115.7 million in 2015, representing an increase of $321.3 million primarily due to $213.1 million of gains recorded on the sales of real estate and higher Television and Entertainment operating profit primarily as a result of an increase in advertising revenues driven by higher political spending and a $37.0 million decrease in program impairment charges. In the third quarter of 2016, the Company recorded a $36.8 million impairment charge for the syndicated program Elementary at WGN America compared to a $73.8 million impairment charge in the fourth quarter of 2015, as noted above.

For the full year 2016, the Company recognized net pretax gains on the sales of real estate, including Tribune Tower, the north block of the Los Angeles Times Square property and the Olympic printing plant located in Los Angeles, of $213.1 million ($129.6 million after tax), or $1.43 per common share. Also in 2016, the Company reached an agreement with the IRS administrative appeals division to resolve the income tax dispute regarding the 2008 formation of the Newsday partnership. For the full year 2016, the Company recorded net income tax charges of $191.0 million related to this matter, or $2.10 per common share.

Net income was $19.0 million in the fourth quarter of 2016 compared to a net loss of $380.9 million in the fourth quarter of 2015. Net income was $14.2 million for the full year 2016 compared to a net loss of $319.9 million in 2015.

Consolidated income from continuing operations was $70.7 million in the fourth quarter of 2016 compared to a loss from continuing operations of $388.6 million in the fourth quarter of 2015. Diluted earnings per common share from continuing operations for the fourth quarter of 2016 was $0.81 compared to diluted loss per common share from continuing operations of $4.15 for the fourth quarter of 2015. Adjusted diluted earnings per share (“Adjusted EPS”) from continuing operations for the fourth quarter of 2016 was $0.85 compared to $0.56 for the fourth quarter of 2015. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations include an income tax benefit of $2 million, or $0.02 per common share, in the fourth quarter of 2016 and an income tax benefit of $4 million, or $0.04 per common share, in the fourth quarter of 2015 related to certain tax adjustments.

Consolidated income from continuing operations was $87.0 million for the full year 2016 compared to a loss from continuing operations of $315.3 million for the full year 2015. For the full year 2016, diluted income per common share from continuing operations was $0.96 compared to diluted loss per common share from continuing operations of $3.33 for the full year 2015. Adjusted EPS from continuing operations for the full year 2016 was $2.13 compared to $1.54 for the full year 2015. Both diluted earnings per common share from continuing operations and Adjusted EPS from continuing operations include an income tax benefit of $11 million, or $0.13 per common share, for the full year 2016 and an income tax benefit of $8 million, or $0.08 per common share, for the full year 2015 related to certain tax adjustments.

Consolidated Adjusted EBITDA increased to $181.5 million in the fourth quarter of 2016 from $131.9 million in the fourth quarter of 2015, representing an increase of $49.6 million, or 38%. The increase in consolidated Adjusted EBITDA was primarily attributable to higher political advertising revenues and increased retransmission and carriage fee revenues, partially offset by a decrease in core advertising revenues and real estate revenues. For the full year 2016, consolidated Adjusted EBITDA increased $91.4 million, or 21%, to $531.1 million as compared to $439.7 million in the full year 2015.

Cash distributions from equity investments in the fourth quarter of 2016 were $27.0 million compared to $19.1 million in the fourth quarter of 2015. Cash distributions for the full year 2016 were $170.5 million compared to $180.2 million for the full year 2015.

Television and Entertainment

Revenues were $525.7 million in the fourth quarter of 2016 compared to $465.5 million in the fourth quarter of 2015, an increase of $60.2 million, or 13%. This was driven by a $68.3 million increase in net political advertising revenue, an increase in retransmission revenue of $14.9 million, or 20%, and an increase in carriage fee revenue of $8.0 million, or 35%, partially offset by a decrease in core advertising revenue (comprised of local and national advertising, excluding political and digital) of $33.0 million, or 10%. Core advertising was negatively impacted by displacement from significant political advertising during the first five weeks of the fourth quarter.

Television and Entertainment segment revenues for the full year 2016 were $1,909.9 million compared to $1,752.5 million for the full year 2015, an increase of $157.4 million, or 9%. The increase was driven by a $116.7 million increase in net political advertising revenue, an increase in retransmission revenues of $51.6 million, or 18%, and an increase in carriage fee revenues of $35.7 million, or 42%, partially offset by lower core advertising revenue.

Television and Entertainment operating profit for the fourth quarter of 2016 was $136.9 million compared to an operating loss of $365.2 million in the fourth quarter of 2015. Television and Entertainment operating profit before impairments of goodwill and other intangible assets was $140.3 million and $19.8 million for the fourth quarters of 2016 and 2015, respectively. The increase was primarily due to higher operating revenues in the fourth quarter of 2016 and the absence of the program impairment charge in the fourth quarter of 2015. Television and Entertainment Adjusted EBITDA for the fourth quarter of 2016 was $199.5 million compared to $151.6 million in the fourth quarter of 2015, an increase of $48.0 million, or 32%, primarily due to higher net political advertising, retransmission and carriage fee revenues, partially offset by lower core advertising revenue as well as higher programming expenses, excluding the program impairment charge in the fourth quarter of 2015.

For the full year 2016, Television and Entertainment operating profit was $324.8 million as compared to an operating loss of $175.1 million for the full year 2015. Television and Entertainment operating profit before impairments of goodwill and other intangible assets was $328.2 million and $209.9 million in 2016 and 2015, respectively. Television and Entertainment Adjusted EBITDA was $604.0 million as compared to $513.2 million for the full year 2015, an increase of $90.8 million, or 18%.

Corporate and Other

Real estate revenues for the fourth quarter of 2016 were $3.9 million compared to $12.5 million for the fourth quarter of 2015, representing a decrease of $8.6 million, or 69%, primarily due to loss of revenue from real estate properties sold during 2016. Real estate revenues for the full year 2016 were $38.0 million, compared to $49.4 million for the full year 2015, representing a decrease of $11.4 million, or 23%.

Corporate and Other operating loss for the fourth quarter of 2016 was $23.7 million compared to $31.7 million in the fourth quarter of 2015. The reduction of the loss was primarily attributable to lower corporate and real estate operating expenses, partially offset by a decline in real estate revenues. Corporate and Other Adjusted EBITDA for the fourth quarter of 2016 represented a loss of $18.0 million compared to a loss of $19.6 million in the fourth quarter of 2015. For the full year 2016, Corporate and Other operating profit was $108.7 million compared to a loss of $94.2 million for the full year 2015, primarily attributable to net pretax gains on real estate sales of $213.1 million, as discussed above. Corporate and Other Adjusted EBITDA represented a loss of $72.9 million for the full year 2016 compared to a loss of $73.5 million for the full year 2015.

RETURN OF CAPITAL TO SHAREHOLDERS

Stock Repurchase Program

On February 24, 2016, the Board of Directors (the “Board”) authorized the current stock repurchase program under which the Company may repurchase up to $400 million of its outstanding Class A common stock. During the fourth quarter of 2016, the Company repurchased 2,253,370 shares of the Company’s Class A common stock in open market transactions for an aggregate purchase price of approximately $75 million. Since the announcement of the new stock repurchase program on February 24, 2016 through March 1, 2017, the Company has repurchased an aggregate of 6,432,455 shares of the Company’s Class A common stock in open market transactions at an aggregate purchase price of approximately $232 million. As of March 1, 2017, the remaining authorized amount under the current program totaled approximately $168 million.

Special Cash Dividend

On January 2, 2017, the Board authorized and declared a special cash dividend of $5.77 per share of common stock, which was paid on February 3, 2017 to holders of record of common stock and warrants at the close of business on January 13, 2017. The total aggregate payment on February 3, 2017 totaled $499 million.

Quarterly Dividend

On February 14, 2017, the Board declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on March 27, 2017 to holders of record of the Company’s common stock and warrants as of March 13, 2017. This is the eighth consecutive quarterly dividend declared under the Company’s dividend program announced on March 6, 2015. Future dividends will be subject to the discretion of the Board.

RECENT DEVELOPMENTS

Sale of Digital and Data Business

On December 19, 2016, the Company entered into an agreement with Nielsen to sell equity interests in substantially all of the Digital and Data business (“Gracenote Sale”) for $560 million in cash, subject to certain purchase price adjustments. The Company completed the sale on January 31, 2017 and received gross proceeds of $581 million.

On February 1, 2017, the Company used $400 million of proceeds from the Gracenote Sale to pay down a portion of the Company’s term loan facility.

Real Estate Transactions

In the year ended December 31, 2016, the Company sold several properties for net pretax proceeds totaling $506 million and recognized a net pretax gain of $213 million. Real estate sales in the fourth quarter of 2016 totaled $1 million. The Company defines net proceeds as pretax cash proceeds on the sale of properties, less associated selling costs.

Strategic Review

In February 2016, the Company announced that it had retained financial advisors for a strategic review of the Company’s assets. Since then, the Company has closed $506 million of real estate transactions and the $560 million Gracenote Sale (each as described above), and paid a $499 million special cash dividend and utilized $232 million of the current $400 million share repurchase authorization. The Company also continues to take a balanced approach to its liquidity in the context of its capital structure, and used $400 million from the proceeds of the Gracenote Sale to pay down outstanding borrowings under the Company’s term loan facility. In addition, the Company continues to consider a variety of other actions, including but not limited to returns of capital to shareholders and debt repayment.

On September 7, 2016, TEGNA announced that it was evaluating strategic alternatives for CareerBuilder, in which it holds a 53% ownership interest, including a possible sale. There can be no assurance of the terms, timing or structure of any transaction involving such business or whether any transaction will take place at all. Any such transaction is subject to risks and uncertainty.

Spectrum Auction

On February 8, 2017, the Company announced that it expects to receive approximately $190 million in pretax proceeds resulting from the FCC’s recently completed reverse auction for broadcast spectrum. The anticipated proceeds reflect the FCC’s acceptance of one or more bids placed by the Company or channel share partners of television stations owned or operated by the Company during the auction to modify and/or surrender spectrum used by certain of such bidder’s television stations. The results of the auction are not expected to produce any material change in the Company’s operations or results. The Company expects to receive the proceeds in the second half of 2017.

FINANCIAL GUIDANCE

The following represents the Company’s financial guidance for the full year 2017. The actual results for the full year may differ materially from the below guidance, which is based on the Company’s assets and operations as they exist today. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements.”

For full year 2017, the Company expects:

Consolidated revenues to be between $1.865 billion and $1.916 billion

Consolidated Adjusted EBITDA to be between $440 million and $480 million

Television and Entertainment segment revenues to be between $1.855 billion and $1.905 billion

Television and Entertainment segment Adjusted EBITDA to be between $523 million and $559 million

Real estate revenues to be between $10 million and $11 million

Real estate expenses to be between $5 million and $6 million

Corporate expenses to be between $84 million and $88 million

Corporate and Other Adjusted EBITDA to be between $(79) million and $(83) million

Capital expenditures to be between $75 million and $95 million

Cash taxes to be between $85 million and $100 million (excludes cash tax payments for transactions such as real estate sales, the Gracenote Sale and anticipated spectrum proceeds)

Cash interest to be approximately $152 million

See “Non-GAAP Financial Measures” below for more information regarding certain financial measures the Company presents that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”).

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 8:30 a.m. ET to discuss its fourth quarter and full year results and a presentation deck will be posted to the Company’s website in advance of the call. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 0671867.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until March 8, 2017 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10101170.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approaching 80 million households, Tribune Studios, and a variety of digital applications and websites commanding 60 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 32% interest in CareerBuilder, LLC and a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS for the Company and Adjusted EBITDA and Adjusted EBITDA Margin for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Broadcast Cash Flow are financial measures that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”). With respect to our expectations under “Financial Guidance” above, no reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of guidance for Consolidated Adjusted EBITDA or Adjusted EBITDA on a segment basis to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of the above items to have a significant, and potentially unpredictable, impact on our future GAAP financial results. Adjusted EPS is calculated based on net income (loss) before investment transactions, loss on extinguishment of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as net income (loss) before income taxes, investment transactions, loss on extinguishment of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, goodwill and other intangible asset and program impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, goodwill and other intangible asset and program impairments and other non-cash charges, gain (loss) on sales of real estate and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA, Adjusted EBITDA Margin and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2017 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our real estate monetization strategy, exploration of strategic and financial alternatives and other corporate initiatives, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2017. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings;

our ability to protect our intellectual property and other proprietary rights; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; our ability to expand our operations internationally; the timing of the completion of the auction and related payment of proceeds, the potential impact of the modifications to and/or surrender of spectrum on operation of the Company’s television stations and the costs, terms and restrictions associated with the actions necessary to modify and/or surrender the spectrum; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; our ability to successfully execute our business strategy, including our continued exploration of strategic and financial alternatives to enhance shareholder value; the financial performance of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; impact of foreign currency exchange rate changes; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Operating Revenues
Television and Entertainment	$525,723	$465,525	$1,909,896	$1,752,542
Other	3,901	12,484	38,034	49,425

Total operating revenues	529,624	478,009	1,947,930	1,801,967

Operating Expenses
Programming	119,288	188,306	515,738	535,799
Direct operating expenses	97,350	94,757	390,595	376,383
Selling, general and administrative	139,934	147,820	592,220	543,065
Depreciation	15,152	17,387	58,825	64,554
Amortization	41,661	41,665	166,664	166,404
Impairments of goodwill and other intangible assets	3,400	385,000	3,400	385,000
(Gain) loss on sales of real estate, net	(367)	—	(213,086)	97

Total operating expenses	416,418	874,935	1,514,356	2,071,302

Operating Profit (Loss)	113,206	(396,926)	433,574	(269,335)
Income on equity investments, net	33,861	27,125	148,156	146,959
Interest and dividend income	390	246	1,226	720
Interest expense	(38,211)	(38,473)	(152,719)	(148,587)
Loss on extinguishment of debt	—	—	—	(37,040)
Gain on investment transactions, net	—	103	—	12,173
Other non-operating gain, net	4,949	5,623	5,427	7,228
Reorganization items, net	(188)	(105)	(1,422)	(1,537)

Income (Loss) from Continuing Operations Before Income Taxes	114,007	(402,407)	434,242	(289,419)
Income tax expense (benefit)	43,280	(13,829)	347,202	25,918

Income (Loss) from Continuing Operations	70,727	(388,578)	87,040	(315,337)
(Loss) Income from Discontinued Operations, net of taxes	(51,776)	7,650	(72,794)	(4,581)

Net Income (Loss)	$18,951	$(380,928)	$14,246	$(319,918)

Basis Earnings (Loss) Per Common Share from:
Continuing Operations	$0.81	$(4.15)	$0.96	$(3.33)
Discontinued Operations	(0.59)	0.08	(0.80)	(0.05)

Net Earnings (Loss) Per Common Share	$0.22	$(4.07)	$0.16	$(3.38)

Diluted Earnings (Loss) Per Common Share from:
Continuing Operations	$0.81	$(4.15)	$0.96	$(3.33)
Discontinued Operations	(0.59)	0.08	(0.80)	(0.05)

Net Earnings (Loss) Per Common Share	$0.22	$(4.07)	$0.16	$(3.38)

Regular dividends declared per common share	$0.25	$0.25	$1.00	$0.75
Special dividends declared per common share	$—	$—	$—	$6.73

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

	December 31, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$577,658	$247,820
Restricted cash and cash equivalents	17,566	17,595
Accounts receivable (net of allowances of $12,504 and $5,543)	429,112	416,877
Broadcast rights	157,817	160,240
Income taxes receivable	9,056	42,683
Current assets held for sale	62,605	72,698
Prepaid expenses	35,862	57,235
Other	6,624	6,797

Total current assets	1,296,300	1,021,945

Properties
Machinery, equipment and furniture	280,589	250,179
Buildings and leasehold improvements	154,557	209,608

	435,146	459,787
Accumulated depreciation	(187,148)	(142,677)

	247,998	317,110
Land	214,730	268,257
Construction in progress	61,192	30,203

Net properties	523,920	615,570

Other Assets
Broadcast rights	153,457	203,422
Goodwill	3,227,930	3,228,224
Other intangible assets, net	1,819,134	1,990,002
Non-current assets held for sale	625,329	838,864
Investments	1,674,883	1,692,700
Other	80,098	118,136

Total other assets	7,580,831	8,071,348

Total Assets	$9,401,051	$9,708,863

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

	December 31, 2016	December 31, 2015
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$60,553	$53,872
Debt due within one year (net of unamortized discounts and debt issuance costs of $7,917 and $7,979)	19,924	19,862
Income taxes payable	21,166	2,373
Employee compensation and benefits	77,123	73,003
Contracts payable for broadcast rights	241,255	236,676
Deferred revenue	13,690	14,749
Interest payable	30,305	33,828
Current liabilities held for sale	54,284	59,962
Other	32,553	46,475

Total current liabilities	550,853	540,800

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $38,830 and $48,809)	3,391,627	3,409,489
Deferred income taxes	984,248	890,706
Contracts payable for broadcast rights	314,840	385,107
Contract intangible liability, net	12	13,772
Pension obligations, net	444,401	456,073
Postretirement medical, life and other benefits	11,385	13,250
Other obligations	62,688	68,321
Non-current liabilities held for sale	95,314	99,623

Total non-current liabilities	5,304,515	5,336,341

Total Liabilities	5,855,368	5,877,141

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at December 31, 2016 and at December 31, 2015	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 100,416,516 shares issued and 86,314,063 shares outstanding at December 31, 2016; 100,015,546 shares issued and 92,345,330 shares outstanding at December 31, 2015	100	100
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,605 shares at December 31, 2016 and at December 31, 2015	—	—
Treasury stock, at cost: 14,102,453 shares at December 31, 2016 and 7,670,216 shares at December 31, 2015	(632,207)	(400,153)
Additional paid-in-capital	4,561,760	4,619,618
Retained deficit	(308,105)	(322,351)
Accumulated other comprehensive loss	(81,782)	(71,016)

Total Tribune Media Company shareholders’ equity	3,539,766	3,826,198
Noncontrolling interests	5,917	5,524

Total shareholders’ equity	3,545,683	3,831,722

Total Liabilities and Shareholders’ Equity	$9,401,051	$9,708,863

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended
	December 31, 2016	December 31, 2015
Operating Activities
Net income (loss)	$14,246	$(319,918)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	37,189	32,493
Pension credit, net of contributions	(24,110)	(29,417)
Depreciation	72,409	74,289
Amortization of contract intangible assets and liabilities	(10,566)	(14,980)
Amortization of other intangible assets	196,663	195,230
Impairments of goodwill and other intangible assets	3,400	385,000
Income on equity investments, net	(148,156)	(146,959)
Distributions from equity investments	170,527	169,879
Non-cash loss on extinguishment of debt	—	33,480
Original issue discount payments	—	(6,158)
Amortization of debt issuance costs and original issue discount	11,172	12,258
Gain on investment transactions, net	—	(12,173)
Impairments of real estate	15,102	6,650
(Gain) loss on sales of real estate	(213,086)	97
Other non-operating gain	(5,427)	(6,183)
Change in excess tax benefits from stock-based awards	—	868
Changes in working capital items, excluding effects from acquisitions:
Accounts receivable, net	(998)	(23,444)
Prepaid expenses and other current assets	18,171	(36,997)
Accounts payable	6,589	(15,302)
Employee compensation and benefits, accrued expenses and other current liabilities	(7,515)	38,062
Deferred revenue	(2,843)	9,541
Income taxes	51,296	(272,102)
Change in broadcast rights, net of liabilities	(15,427)	100,116
Deferred income taxes	95,035	(140,075)
Change in non-current obligations for uncertain tax positions	(11,276)	(931)
Other, net	31,768	(7,380)

Net cash provided by operating activities	284,163	25,944

Investing Activities
Capital expenditures	(99,659)	(89,084)
Investments	(5,993)	(23,042)
Acquisitions, net of cash acquired	—	(74,959)
Proceeds from sales of real estate and other assets	507,692	4,930
Transfers from restricted cash	297	1,112
Distributions from equity investments	—	10,328
Proceeds from sales of investments	—	44,982

Net cash provided by (used in) investing activities	402,337	(125,733)

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended
	December 31, 2016	December 31, 2015
Financing Activities
Long-term borrowings	—	1,100,000
Repayments of long-term debt	(27,842)	(1,114,262)
Long-term debt issuance costs	(736)	(20,202)
Payments of dividends	(90,296)	(719,919)
Settlements of contingent consideration, net	(3,636)	1,174
Common stock repurchases	(232,065)	(339,942)
Change in excess tax benefits from stock-based awards	—	(868)
Tax withholdings related to net share settlements of share-based awards	(4,553)	(4,421)
Proceeds from stock option exercises	—	166
Contributions from noncontrolling interest	393	5,524

Net cash used in financing activities	(358,735)	(1,092,750)

Net Increase (Decrease) in Cash and Cash Equivalents	327,765	(1,192,539)
Cash and cash equivalents, beginning of year	262,644	1,455,183

Cash and cash equivalents, end of year	$590,409	$262,644

Cash and Cash Equivalents are Comprised of:
Cash and cash equivalents	$577,658	$247,820
Cash and cash equivalents classified as assets held for sale	12,751	14,824

Cash and cash equivalents, end of year	$590,409	$262,644

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$160,200	$130,311
Income taxes, net of refunds	$265,886	$434,720

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenue	$529,624	$478,009	$1,947,930	$1,801,967

Net Income (Loss)	$18,951	$(380,928)	$14,246	$(319,918)
(Loss) income from discontinued operations, net of taxes	(51,776)	7,650	(72,794)	(4,581)

Income (Loss) from Continuing Operations	$70,727	$(388,578)	$87,040	$(315,337)
Income tax expense (benefit)	43,280	(13,829)	347,202	25,918
Reorganization items, net	188	105	1,422	1,537
Other non-operating gain, net	(4,949)	(5,623)	(5,427)	(7,228)
Gain on investment transactions, net	—	(103)	—	(12,173)
Loss on extinguishment of debt	—	—	—	37,040
Interest expense	38,211	38,473	152,719	148,587
Interest and dividend income	(390)	(246)	(1,226)	(720)
Income on equity investments, net	(33,861)	(27,125)	(148,156)	(146,959)

Operating Profit (Loss)	$113,206	$(396,926)	$433,574	$(269,335)
Depreciation	15,152	17,387	58,825	64,554
Amortization	41,661	41,665	166,664	166,404
Stock-based compensation	8,451	7,776	32,993	30,254
Impairments of goodwill and other intangibles assets	3,400	385,000	3,400	385,000
Impairments of broadcast rights	—	73,830	36,782	73,830
Severance and related charges	2,384	2,008	10,406	5,276
Transaction-related costs	3,852	1,846	10,889	6,111
(Gain) loss on sales of real estate, net	(367)	—	(213,086)	97
Real estate impairments and other	(173)	6,644	14,746	6,677
Pension credit	(6,027)	(7,291)	(24,110)	(29,166)

Adjusted EBITDA	$181,539	$131,939	$531,083	$439,702

TRIBUNE MEDIA COMPANY - TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING PROFIT (LOSS) TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Advertising	$384,580	$348,056	$1,374,571	$1,303,220
Retransmission revenue	89,188	74,324	334,724	283,140
Carriage fees	30,650	22,676	121,044	85,344
Barter/trade	9,918	9,443	39,025	38,243
Copyright royalties	2,835	4,049	7,959	15,367
Other	8,552	6,977	32,573	27,228

Total Revenues (1)	$525,723	$465,525	$1,909,896	$1,752,542

Operating Profit (Loss) (1)	$136,862	$(365,244)	$324,837	$(175,140)
Depreciation	11,691	12,795	45,083	48,437
Amortization	41,661	41,665	166,664	166,404
Stock-based compensation	3,756	3,225	14,956	12,377
Impairments of goodwill and other intangibles assets	3,400	385,000	3,400	385,000
Impairments of broadcast rights	—	73,830	36,782	73,830
Severance and related charges	2,363	311	9,228	2,317
Gain on sale of real estate	(3)	—	(3)	—
Real estate impairments and other	(196)	—	3,061	13

Adjusted EBITDA (1)	$199,534	$151,582	$604,008	$513,238

Broadcast rights - Amortization	102,127	100,339	412,494	377,185
Broadcast rights - Cash Payments	(94,529)	(79,956)	(458,978)	(390,199)

Broadcast Cash Flow	$207,132	$171,965	$557,524	$500,224

(1)	Beginning in the fourth quarter of 2016, the Company moved its Covers Media Group from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

TRIBUNE MEDIA COMPANY - CORPORATE AND OTHER

RECONCILIATION OF OPERATING (LOSS) PROFIT TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Total Revenues	$3,901	$12,484	$38,034	$49,425

Operating (Loss) Profit (1)	$(23,656)	$(31,682)	$108,737	$(94,195)
Depreciation	3,461	4,592	13,742	16,117
Stock-based compensation	4,695	4,551	18,037	17,877
Severance and related charges	21	1,697	1,178	2,959
Transaction-related costs	3,852	1,846	10,889	6,111
(Gain) loss on sales of real estate, net	(364)	—	(213,083)	97
Real estate impairments and other	23	6,644	11,685	6,664
Pension credit	(6,027)	(7,291)	(24,110)	(29,166)

Adjusted EBITDA (1)	$(17,995)	$(19,643)	$(72,925)	$(73,536)

(1)	Interest expense and transaction-related costs that historically have been recorded in Corporate and Other but are directly attributable to the businesses included in the Gracenote Sale have been reclassified to discontinued operations. As a result, the historical results of Corporate and Other have been adjusted.

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	December 31, 2016			December 31, 2015
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$0.22			$(4.07)
Loss (Income) from discontinued operations			0.59			(0.08)
Newsday income tax charges	$—	$648	0.01	$—	$—	—
Reorganization items, net	188	188	0.00	105	109	0.00
Other non-operating gain, net	(4,949)	(3,009)	(0.03)	(5,623)	(3,419)	(0.04)
Gain on investment transaction	—	—	—	(103)	(312)	(0.00)
Equity income - share of CareerBuilder goodwill impairment charge	—	—	—	16,054	9,761	0.10
Impairments of goodwill and other intangible assets	3,400	2,067	0.02	385,000	383,432	4.10
Impairment of broadcast rights	—	—	—	73,830	44,889	0.48
Severance and related charges	2,384	1,450	0.02	2,008	1,221	0.01
Transaction-related costs	3,852	2,394	0.03	1,846	1,071	0.01
Gain on sales of real estate, net	(367)	(223)	(0.00)	—	—	—
Real estate impairments and other	(173)	(106)	(0.00)	6,644	4,041	0.04

Adjusted EPS (1)			$0.85			$0.56

	Year Ended
	December 31, 2016			December 31, 2015
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$0.16			$(3.38)
Loss from discontinued operations			0.80			0.05
Newsday income tax charges	$—	$191,008	2.10	$—	$—	—
Reorganization items, net	1,422	1,422	0.02	1,537	1,455	0.02
Other non-operating gain, net	(5,427)	(3,299)	(0.04)	(7,228)	(4,394)	(0.05)
Gain on investment transactions, net	—	—	—	(12,173)	(7,655)	(0.08)
Equity income - share of CareerBuilder goodwill impairment charge	—	—	—	16,054	9,761	0.10
Loss on extinguishment of debt	—	—	—	37,040	22,520	0.24
Impairments of goodwill and other intangible assets	3,400	2,067	0.02	385,000	383,432	4.05
Impairments of broadcast rights	36,782	22,363	0.25	73,830	44,889	0.47
Severance and related charges	10,406	6,327	0.07	5,276	3,208	0.03
Transaction-related costs	10,889	6,723	0.07	6,111	3,877	0.04
(Gain) loss on sales of real estate, net	(213,086)	(129,556)	(1.43)	97	58	0.00
Real estate impairments and other	14,746	8,962	0.10	6,677	4,061	0.04

Adjusted EPS (1)			$2.13			$1.54

(1)	Adjusted EPS totals may not foot due to rounding.